Exhibit 4

Writer's Direct Dial: (212) 225-2208 E-Mail: adelacruz@cgsh.com
October 23, 2009

República Oriental del Uruguay
c/o Ministry of Economy and Finance Central del Uruguay
C. Correo 1467
11100 Montevideo
Uruguay

Ladies and Gentlemen:

We have acted as special New York counsel to República Oriental del Uruguay (the “Republic”) in connection with the Republic’s offering pursuant to a registration statement (No. 333-142594), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of US$500,000,000 aggregate principal amount of the Republic’s 6.875% Bonds due 2025 (the “Securities”), issued under an Indenture dated as of May 29, 2003 (the “Indenture”) among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York Mellon (formerly, The Bank of New York), as trustee (the “Trustee”). Such registration statement, as amended as of September 21, 2009, the date on which the most recent Amendment to Annual Report Form 18-K/A was filed as an amendment to such registration statement, but excluding the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated June 20, 2008, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Basic Prospectus;” and the related prospectus supplement dated September 21, 2009, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Basic Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

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In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the Final Prospectus;
(b)	an executed copy of the Indenture;
(c)	executed copy of the Authorization Certificate, dated as of September 28, 2009, pursuant to which the terms of the Securities were established, and
(d)	a facsimile copy of the Securities in global form as executed by the Republic.

In addition, we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all signatures on all such agreements and documents are genuine, (ii) the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, assuming the Indenture has been duly authorized, executed and delivered by the parties thereto and the Securities have been duly authorized by the Republic and duly executed and authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the underwriting agreement dated as of September 21, 2009 between the Republic, acting through the Ministry of Economy and Finance, Barclays Capital Inc. and Citigroup Global Markets Inc., the Securities constitute valid, binding and enforceable obligations of the Republic.

In giving the foregoing opinion, (i) we have assumed that each of the Republic and the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture and the Securities enforceable against the parties thereto (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States or the law of the State of New York that in our experience are normally applicable in relation to the Indenture and the Securities), (ii) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, and (iii) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the enforceability of paragraph 16 of the Terms and Conditions of the Securities relating to currency indemnity.

The enforceability in the United States of the waiver of immunities from court jurisdiction and from legal process by the Republic set forth in paragraph 15(d) of the terms and conditions of the Securities and Section 9.7(d) of the Indenture, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that

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it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

We also note that the designations in paragraph 15(b) of the terms and conditions of the Securities and Section 9.7(b) of the Indenture of the U.S. federal courts located in the Borough of Manhattan, the City of New York as the venue for actions or proceedings relating to the Securities are (notwithstanding the waiver contained in paragraph 15(b) of the terms and conditions of the Securities and Section 9.7(b) of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2008 and to the references to us under the heading “Validity of the Securities” in the Basic Prospectus. In giving such consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:

Andrés de la Cruz, a Partner